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FOR IMMEDIATE RELEASE

TOM RUSIN, FORMER PRESIDENT AND CEO OF AFFINION GROUP, JOINS AMBASSADORS GROUP BOARD OF DIRECTORS
Global Educational Travel Leader Expands Board with Insights and Experience from Leading Global Customer Engagement Firm

SPOKANE, Wash. – July 7, 2010 – Ambassadors Group, Inc., (NASDAQ: EPAX)-the parent company of People to People Ambassador Programs, World Adventures Unlimited, and BookRags, an educational research website-today announced the expansion of its board of directors with the election of Tom Rusin, former president and CEO of Affinion Group North America of Stamford, CT.

“We look forward to Tom’s contributions as a member of Ambassadors Group’s board of directors,” said Jeff Thomas, President and CEO of Ambassadors Group. “Tom’s expertise in customer engagement solutions to enhance and extend the relationship and loyalty of customers will be valuable in providing additional guidance to Ambassadors Group and its subsidiaries in the years ahead. His specific experience in the travel and leisure markets is an excellent addition to our board.”

“There is so much to be learned from exposure to the world at large.  I am excited to leverage my travel and marketing background to help all students have the priceless learning experience that an Ambassador program can provide,” said Tom Rusin.

Tom Rusin has been affiliated with Affinion Group since 1999, most recently holding the position of President and CEO of North America since 2007.  At Affinion, he was responsible for five North American business units, including the operating of 18 loyalty generating membership programs serving approximately 10 million members; the nation’s largest points and loyalty management company; and a direct marketing services company.  Rusin previously served in a variety of executive capacities within the organization including executive vice president and chief revenue officer, executive vice president of product management and new product development, and was responsible for the full profit and loss management of the travel, auto and leisure products.  Tom has a Bachelor of Science degree in marketing from the University of Connecticut.

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About Affinion Group

As a global leader with nearly 35 years of experience, Affinion Group (www.affinion.com) enhances the value of its partners' customer relationships by developing and marketing loyalty solutions.  Leveraging its expertise in customer engagement, product development and targeted marketing, Affinion provides programs in subscription-based lifestyle services, personal protection, insurance and other areas to help generate increased customer loyalty and significant incremental revenue for more than 5,500 marketing partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce.  Based in Stamford, Connecticut, the company has approximately 3,600 employees throughout the United States and 12 other countries, primarily in Europe, and markets in 15 countries globally. Affinion holds the prestigious ISO 27001 certification for the highest information security practices, is PCI compliant and Cybertrust certified. For more company and investor information visit www.affinion.com.

About Ambassadors Group

Ambassadors Group, Inc. (NASDAQ: EPAX) is a socially conscious, education company located in Spokane, Washington.  Ambassadors Group is the parent company of People to People Ambassador Programs, World Adventures Unlimited, and BookRags, an educational research website.  The company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group and subsidiaries is available at www.ambassadorsgroup.com.

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